As filed with the Securities and Exchange Commission on November 9, 2011

Registration No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCWEN FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Florida	65-0039856
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2002 Summit Boulevard, Sixth Floor

Atlanta, Georgia 30319

(561) 682-8000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ronald M. Faris

President and Chief Executive Officer

2002 Summit Boulevard, Sixth Floor

Atlanta, Georgia 30319

(561) 682-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Paul Koches

Executive Vice President and General Counsel

2002 Summit Boulevard, Sixth Floor

Atlanta, Georgia 30319

(561) 682-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ❑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ❑

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ❑

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ❑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filter:	❑
Non-accelerated filer:	❑ (do not check if a smaller reporting company)	Smaller reporting company	❑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(1)(2)	Proposed maximum aggregate offering Price(1)(2)(3)	Amount of registration fee(4)
Common Stock, $0.01 par value per share	shares	$—	$375,000,000	$42,975

(1)	An indeterminate number or amount of our securities, as may from time to time be sold, is being registered pursuant to this registration statement.

(2)	In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $375,000,000. The proposed maximum offering price per share will be determined from time to time in connection with the issuance of the securities registered hereunder.

(3)	The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(4)	The registration fee has been calculated, pursuant to Rule 457(o) under the Securities Act on the basis of the maximum aggregate offering price of the securities listed.

Prospectus

$375,000,000

Ocwen Financial Corporation

Common stock, $0.01 par value per share

We may offer and sell from time to time, in one or more offerings and on terms that we will determine at the time of the offering, the securities described in this prospectus, up to an aggregate amount of $375,000,000.

We will provide the specific terms of any offering in supplements to this prospectus. We can only use this prospectus to offer and sell our common stock by also including a prospectus supplement relating to that offer and sale.

We may sell the common stock directly to you, through agents that we select or through underwriters and broker-dealers that we select. If we use agents, underwriters or broker-dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “OCN”.

Investing in our common stock involves a high degree of risk. You are urged to read the sections entitled “Risk factors” beginning on page 8 of this prospectus and in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each of our subsequently filed Quarterly Reports on Form 10-Q (which documents are incorporated by reference herein), which describe specific risks and other information that should be considered before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 9, 2011.

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “Commission,” utilizing a “shelf” registration process. Under the shelf registration process, we may sell the common stock described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the common stock that we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The rules of the Commission allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer to sell or seeking an offer to buy shares of our common stock under this prospectus in any jurisdiction where the offer or sale is not permitted. You should read all information supplementing this prospectus.

The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Except as otherwise indicated by the context, references in this prospectus to “Ocwen,” “we,” “us,” “our,” “the Company” or “our Company” are to Ocwen Financial Corporation and its consolidated subsidiaries.

Where you can find more information; incorporation by reference

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. You can request copies of these documents by writing to the Commission and paying a fee for the copying costs. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our Commission filings are available at the Commission’s website at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the Commission. The registration statement contains more information than this prospectus regarding us and our common stock including certain exhibits and schedules. You can obtain a copy of the registration statement from the Commission at the address listed above or from the Commission’s Internet website.

The Commission allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this prospectus and the termination of any offering made under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 28, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 5, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed on August 4, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed on November 9, 2011;

•

our Current Reports on Form 8-K or Form 8-K/A filed on November 18, 2010, January 6, 2011 (Items 5.02 and 9.01), January 6, 2011 (Items 5.03 and 9.01), January 14, 2011, February 24, 2011 (Items 5.02 and 8.01), May 18, 2011, June 6, 2011, August 1, 2011, August 16, 2011, September 2, 2011, September 8, 2011, September 29, 2011, October 4, 2011, October 24, 2011 and November 9, 2011; and

•

the description of our common stock contained in our registration statement on Form 8-A (File No. 001-13219), filed on July 25, 1997, including any amendments or reports filed for the purposes of updating this description.

To the extent that any information contained in any Current Report on Form 8-K or any exhibit thereto was furnished, rather than filed with the Commission, such information or exhibit is specifically not incorporated by reference in this prospectus.

This prospectus is part of a registration statement on Form S-3 that we have filed with the Commission under the Securities Act of 1933, or the Securities Act. The rules and regulations of the Commission allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, such statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

These documents may also be accessed on our website at www.ocwen.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following:

Ocwen Financial Corporation

2002 Summit Boulevard, Sixth Floor

Atlanta, GA 30319

561-682-8000

Attention: Investor Relations

Recasted segment information

Effective January 1, 2011, we realigned our business segments in response to the growth in our core servicing business and the continuing reductions in our equity investments in asset management vehicles and our remaining investments in subprime loans and residual securities. Effective with this realignment, our former Loans and Residuals segment and Asset Management Vehicles segment are included in Corporate Items and Other. The results of our Servicing business were unaffected by this change.

This change in segment reporting involved the reclassification of two business segments that were not material to Ocwen’s results and therefore did not represent a material retrospective change to the financial statements. In addition, the adoption of this change in segment reporting did not have any effect on our consolidated financial condition, results of operations or cash flows. As a result of the retrospective presentation and disclosure requirements under accounting principles generally accepted in the United States of America for changes in segment reporting, we are required to reflect the change in presentation and disclosure for all periods presented in future filings.

The principal effects of the segment change are summarized as follows:

	As reported in the annual report on form 10-K for the year ended December 31, 2010			Revised to conform to the current segment structure
	Loans and residuals	Asset management vehicles	Corporate items and other	Loans and residuals	Asset management vehicles	Corporate items and other

Results of Operations
For the year ended December 31, 2010
Revenue	$—	$696	$1,416	$—	$—	$2,112
Operating expenses	4,240	2,099	30,791	—	—	37,130

Loss from operations	(4,240)	(1,403)	(29,375)	—	—	(35,018)

Other income (expense):
Interest income	9,615	—	1,037	—	—	10,652
Interest expense	(654)	—	(4,755)	—	—	(5,409)
Other	(7,567)	606	(2,305)	—	—	(9,266)

Other income (expense), net	1,394	606	(6,023)	—	—	(4,023)

Loss from continuing operations before income taxes	$(2,846)	$(797)	$(35,398)	$—	$—	$(39,041)

For the year ended December 31, 2009
Revenue	$—	$1,851	$1,066	$—	$—	$2,917
Operating expenses	2,831	3,108	16,308	—	—	22,247

Loss from operations	(2,831)	(1,257)	(15,242)	—	—	(19,330)

Other income (expense):
Interest income	7,183	—	1,335	—	—	8,518
Interest expense	(1,447)	—	(447)	—	—	(1,894)
Other	(12,026)	(4,060)	12,936	—	—	(3,150)

Other income (expense), net	(6,290)	(4,060)	13,824	—	—	3,474

Loss from continuing operations before income taxes	$(9,121)	$(5,317)	$(1,418)	$—	$—	$(15,856)

For the year ended December 31, 2008
Revenue	$—	$3,664	$156	$—	$—	$3,820
Operating expenses	3,025	4,113	18,743	—	—	25,881

Loss from operations	(3,025)	(449)	(18,587)	—	—	(22,061)

Other income (expense):
Interest income	11,361	—	2,168	—	—	13,529
Interest expense	(3,177)	—	(4,812)	—	—	(7,989)
Other	(19,841)	(9,364)	(33,029)	—	—	(62,234)

Other income (expense), net	(11,657)	(9,364)	(35,673)	—	—	(56,694)

Loss from continuing operations before income taxes	$(14,682)	$(9,813)	$(54,260)	$—	$—	$(78,755)

Total Assets
December 31, 2010	$103,880	$12,097	$309,466	$—	$—	$425,443
December 31, 2009	48,690	15,271	514,177	—	—	578,138
December 31, 2008	67,317	26,755	664,962	—	—	759,034

Ocwen Financial Corporation

Ocwen Financial Corporation, through its subsidiaries, is a leading provider of residential and commercial mortgage loan servicing, special servicing and asset management services. Ocwen is headquartered in Atlanta, Georgia and has offices in West Palm Beach and Orlando, Florida, Houston, Texas and Washington, DC and support operations in India and Uruguay. Ocwen is a Florida corporation organized in February 1988. Ocwen Loan Servicing, LLC (“OLS”), a wholly owned subsidiary of Ocwen, is a licensed mortgage servicer in all 50 states, the District of Columbia and two U.S. territories. As of September 30, 2011, we serviced or subserviced 692,654 loans with an aggregate unpaid principal balance (UPB) of $106.1 billion.

Ocwen is a leader in the servicing industry in increasing cash flows and improving loan values for mortgage loan investors and in keeping Americans in their homes through foreclosure prevention. Our leadership in the industry is evidenced by our high cure rate for delinquent loans and the above average rate of continuing performance by borrowers whose loans we modify.

Our competitive advantages include low operating costs, scalable servicing platform and superior loss mitigation and cash management capabilities. We believe these advantages largely result from superior technology and processes. Our servicing platform runs on an information technology system that is highly robust and integrates non-linear loss mitigation models that optimize client cash flow by maximizing loan modifications and other borrower resolutions while also minimizing both re-defaults on modifications and foreclosures. The technology also integrates into the borrower communication process artificial intelligence, driven by behavioral and psychological principles, that provides dynamic solutions to borrowers. As a result, we are able to increase borrower acceptance rates of loan modifications and other resolution alternatives and at the same time increase compliance. These tools are continuously improved via feedback loops from controlled testing and monitoring of alternative solutions.

Our principal executive offices are located at 2002 Summit Boulevard, Sixth Floor, Atlanta, GA 30319, and our telephone number is (561) 682-8000 and our web address is www.ocwen.com.

Recent developments

Saxon acquisition and JPMCB MSR acquisition

On October 19, 2011, Ocwen, SCI Services, Inc., a Virginia corporation (“SCI”), Saxon Capital Holdings, Inc., a Delaware corporation (“Saxon”), Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company (“Morgan Stanley Holdings”), and Morgan Stanley, a Delaware corporation (together with Saxon and Morgan Stanley Holdings, the “Saxon Sellers”), entered into a purchase agreement (the “Purchase Agreement”) pursuant to which, among other things, Ocwen agreed to acquire, subject to certain conditions and following certain restructuring transactions (i) all of the outstanding stock of SCI, a subsidiary of Saxon and the corporate parent of Saxon Mortgage Services, Inc., a provider of servicing and subservicing of primarily non-prime residential mortgage loans (the “Saxon Business”) and (ii) certain MSRs currently owned by Morgan Stanley Holdings and its affiliates. These and other transactions contemplated by the Purchase Agreement are referred to herein as the “Saxon Acquisition”. The Saxon Acquisition includes the acquisition of approximately $26.8 billion in UPB of MSRs as of June 30, 2011, of which Ocwen subserviced approximately $10.8 billion as of June 30, 2011. The Saxon Acquisition also includes the acquisition of approximately $12.9 billion of loans that Saxon subservices for Morgan Stanley and others. This subservicing may be transferred to Ocwen, pending approval by the owners of the servicing, or will be subserviced by Ocwen under short-term agreements with Morgan Stanley Holdings. The base purchase price for the Saxon Acquisition is approximately $59.3 million which is payable by Ocwen in cash at closing, subject to certain adjustments at closing set forth in the Purchase Agreement. In addition, subject to adjustments based on outstanding servicer advances at closing, Ocwen will pay an estimated $292.2 million to Saxon for the portion of the estimated $1.392 billion of servicing advance receivables associated with the Saxon Business that will not be financed by third parties as described below.

For purposes of the Saxon Acquisition, Ocwen has received commitments from Wells Fargo, National Association and Credit Suisse AG, New York Branch for servicing advance facilities in an aggregate amount not to exceed $1.1 billion (the “Third Party Advance Facilities”). If the conditions to closing the Saxon Acquisition have been satisfied or waived and Ocwen does not consummate the Saxon Acquisition because the Third Party Advance Facilities (or other alternative debt financing) do not close, Ocwen would be required to pay the Saxon Sellers a termination payment of $40 million if either Ocwen or the Saxon Sellers elected to terminate the Purchase Agreement in accordance with its terms. Ocwen is obligated to use its reasonable best efforts to close on the Third Party Advance Facilities (or other alternative debt financing, subject to certain limitations set forth in the Purchase Agreement).

Each of the Saxon Sellers, SCI and Ocwen has made various representations, warranties and covenants in the Purchase Agreement. Saxon has agreed, among other things, to (i) conduct the Saxon Business in the ordinary course of business consistent with past custom and practice during the period prior to the consummation of the Saxon Acquisition and (ii) under certain conditions, to make post-closing adjustments for certain subservicing of whole loans that is terminated or transferred from SCI or its subsidiaries to another service provider within one year following the consummation of the Saxon Acquisition. Ocwen has agreed, among other things, to obtain an aggregate amount that is sufficient to finance the Saxon Acquisition, including the full amount of the purchase price and related fees and expenses.

As part of the Saxon Acquisition, the Saxon Sellers and Ocwen have agreed to indemnification provisions for the benefit of the other party. Additionally, the Saxon Sellers have agreed to retain certain contingent liabilities for losses, fines and penalties that could result from claims by government authorities and certain third parties relating to SCI’s and its subsidiaries’ pre-closing foreclosure, servicing and loan origination practices. Further, the Saxon Sellers and Ocwen have agreed to share certain losses arising out of third-party claims in connection with SCI’s pre-closing performance under its servicing agreements. See “Risk Factors—Pursuit of acquisitions, such as the Litton Acquisition, the Saxon Acquisition and the JPMCB MSR Acquisition, exposes us to financial, execution and operational risks that could adversely affect us” in this prospectus.

The Purchase Agreement contains specified termination rights for the parties. Among other circumstances, the Purchase Agreement may be terminated by either Saxon or Ocwen if the closing has not occurred by April 2, 2012 (the “Termination Date”); provided, that if either party fails to receive certain requisite regulatory approvals by such date, the Termination Date may be extended until June 1, 2012. The consummation of the Saxon Acquisition is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other conditions. There can be no assurance that the Saxon Acquisition will be consummated as proposed or at all.

In addition to the Saxon Acquisition, on November 4, 2011, Ocwen entered into a servicing rights purchase agreement with JPMorgan Chase Bank, N.A. (“JPMCB”) to acquire less than 2% of JPMCB’s mortgage servicing portfolio which includes servicing rights for certain third party private securitizations in which neither JPMCB nor any of its affiliated entities were issuers or loan sellers (the “JPMCB MSR Acquisition”). The transaction relates to MSRs for approximately 82,000 non-prime loans with a UPB of approximately $15 billion as of September 30, 2011. The purchase price, subject to adjustment at closing and inclusive of servicing advance receivables, is approximately $950 million, which will be payable in cash by Ocwen. Ocwen expects to finance $625 million of the purchase price through an existing servicing advance facility. We do not expect the adjustment in the purchase price to be material.

As part of the JPMCB MSR Acquisition, JPMCB and Ocwen have agreed to indemnification provisions for the benefit of the other party. There is no assurance that JPMCB will fulfill its indemnification obligations.

The JPMCB MSR Acquisition is expected to close on January 1, 2012; however, the JPMCB MSR Acquisition may close in phases on more than one date. Closing of the JPMCB MSR Acquisition is subject to closing conditions, including but not limited to obtaining applicable third party authorizations and amendments. There can be no assurance that the JPMCB MSR Acquisition will be consummated as proposed or at all.

On MSRs that Ocwen purchases, like those in the Saxon Acquisition and JPMCB MSR Acquisition, we typically earn annual fees of up to 50 basis points of the average UPB on the loans serviced. Under subservicing arrangements, like those in the Saxon Acquisition, we are generally entitled to an annual fee of between 6 and 38 basis points of the average UPB.

Ocwen plans on funding the amounts for the Saxon and JPMCB MSR Acquisitions through a combination of cash on-hand, cash generated through operations, available credit, additional borrowing under our September 1, 2011 senior secured term loan facility, servicing advance facilities and the net proceeds of this offering.

Risk factors

Before you decide whether to purchase any of our common stock, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors set forth below as well as those set forth under the heading “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Exchange Act. For more information, see the section entitled “Where you can find more information; incorporation by reference.”

The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our common stock and the loss of all or part of your investment.

Risks relating to ownership of our common stock

Our common share price may experience substantial volatility which may affect your ability to sell our common stock at an advantageous price.

The market price of our common stock has been and may continue to be volatile. For example, the closing market price of our common stock on the New York Stock Exchange has fluctuated during the past twelve months between $8.61 per share and $14.95 per share and may continue to fluctuate. Therefore, the volatility may affect your ability to sell our common stock at an advantageous price. Market price fluctuations in our common stock may be due to acquisitions, dispositions or other material public announcements along with a variety of additional factors including, without limitation, those set forth under “Risk factors” and “Cautionary note regarding forward-looking statements.” In addition, the stock markets in general, including the New York Stock Exchange, recently have experienced extreme price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of our common stock.

Shares of our common stock are relatively illiquid.

As of September 30, 2011, we had 101,093,217 shares of common stock outstanding. As of that date, approximately 23% of our common stock was held by our officers and directors and their affiliates. As of March 15, 2011, another approximately 19% of our common stock was held by two investors. As a result of our relatively small public float, our common stock may be less liquid than the common stock of companies with broader public ownership. The trading of a relatively small volume of our common stock may have a greater impact on the trading price of our common stock than would be the case if our public float were larger.

Risks relating to acquisitions

Pursuit of acquisitions, such as the Litton Acquisition, the Saxon Acquisition and the JPMCB MSR Acquisition, exposes us to financial, execution and operational risks that could adversely affect us.

We periodically explore acquisition opportunities, such as the acquisition (the “Litton Acquisition”) of (i) all of the outstanding partnership interests in Litton Loan Servicing LP (“Litton”), a provider of servicing and subservicing of primarily non-prime residential mortgage loans and (ii) certain interest-only servicing strips previously owned by Goldman Sachs & Co (collectively, the “Litton Loan Servicing Business”) from The Goldman Sachs Group, Inc. (“Goldman Sachs”), the Saxon Acquisition and the JPMCB MSR Acquisition, that we believe will help us fulfill our strategic objectives and enhance our earnings. In connection with such acquisition opportunities, we may be exposed to unknown or contingent liabilities of the businesses, assets and liabilities we acquire, and if these issues or liabilities exceed our estimates, our results of operations and financial condition may be materially negatively affected. For example, as a part of the Litton Acquisition, Goldman Sachs and Ocwen have agreed to indemnification provisions for the benefit of the other party. While Goldman Sachs has agreed to retain certain potential liabilities for fines and penalties that could be imposed by certain government authorities relating to Litton’s pre-closing foreclosure and servicing practices, Goldman Sachs and Ocwen have agreed to share certain losses arising out of potential third-party claims in connection with Litton’s pre-closing performance under its servicing agreements. Goldman Sachs has agreed to be liable for (i) eighty percent (80%) of any such losses until the amount paid by Goldman Sachs is equal to eighty percent (80%) of the Goldman Shared Loss Cap and (ii) thereafter, twenty percent (20%) of any such losses until the amount paid by Goldman Sachs is equal to the Goldman Shared Loss Cap. Ocwen has agreed to be liable for (i) twenty percent (20%) of any such losses until the amount paid by Ocwen is equal to twenty percent (20%) of the Goldman Shared Loss Cap, (ii) thereafter, eighty percent (80%) of any such losses until the amount paid by Ocwen is equal to the Goldman Shared Loss Cap and (iii) thereafter, one hundred (100%) of any such losses in excess of the Goldman Shared Loss Cap. The “Goldman Shared Loss Cap” is currently estimated to be approximately $123.6 million, or 50% of the adjusted purchase price of the Litton Acquisition, and may be further adjusted after final reconciliations of the purchase price are made.

Similarly, as a part of the Saxon Acquisition, the Saxon Sellers and Ocwen have agreed to indemnification provisions for the benefit of the other party. While the Saxon Sellers have agreed to retain certain contingent liabilities for losses, fines and penalties that could result from claims by government authorities and certain third parties relating to SCI’s pre-closing foreclosure, servicing and loan origination practices, the Saxon Sellers and Ocwen have agreed to share certain losses arising out of potential third-party claims in connection with SCI’s pre-closing performance under its servicing agreements. The Saxon Sellers have agreed to be liable for (i) seventy-five percent (75%) of any such losses until the amount paid by the Saxon Sellers is equal to sixty percent (60%) of the Saxon Shared Loss Cap (which is $83 million) and (ii) thereafter, twenty-five percent (25%) of any such losses until the amount paid by the Saxon Sellers is equal to the Saxon Shared Loss Cap. Ocwen has agreed to be liable for (i) first, twenty-five percent (25%) of any such losses until the amount paid by the Saxon Sellers is equal to sixty percent (60%) of the Saxon Shared Loss Cap, (ii) second, seventy-five percent (75%) of any such losses until the amount paid by the Saxon Sellers is equal to the Saxon Shared Loss Cap and (iii) thereafter, one hundred (100%) of any such losses in excess of the Saxon Shared Loss Cap.

We may be required to pay for certain above-described losses in connection with the Litton Acquisition, the Saxon Acquisition or the JPMCB MSR Acquisition. While we reserve amounts to pay for any of the above-described losses incurred in connection with such acquisitions, there is no assurance that Goldman Sachs, the Saxon Sellers or JPMCB will be able to fulfill their indemnification obligations or that the losses incurred by Ocwen will not exceed such reserves. Those reserves may not be adequate over time to protect against potential future losses, and if any such losses exceed the amount in the reserves, we would recognize losses covering such excess amount, which would adversely affect our net income and stockholders’ equity and, depending on the extent of such excess losses, could adversely affect our business. It is possible that certain financial covenants in our credit facilities would be breached by such excess losses.

In addition, the performance of the assets we acquire through transactions such as the Litton Acquisition, the Saxon Acquisition or the JPMCB MSR Acquisition may not match the historical performance of our other assets. We cannot guarantee that the assets we acquire will perform at levels meeting our expectations. We may find that we overpaid for the acquired assets or that the economic conditions underlying our acquisition decision have changed. It may also take several quarters for us to fully integrate the newly acquired assets into our business, during which period our results of operations and financial condition may be negatively affected. Further, certain one-time expenses associated with such acquisitions may have a negative impact on our results of operations and financial condition. There is no assurance that future acquisitions will not adversely affect our results of operations and financial condition.

The acquisition of entities such as Litton and SCI also requires integration of systems, procedures and personnel of the acquired entity into our company to make the transaction economically successful. This integration process is complicated and time consuming and, with respect to the loans serviced by the acquired business, can be disruptive to borrowers. If the integration process is not conducted successfully and with minimal effect on the acquired business and the related borrowers, we may not realize the anticipated economic benefits of particular acquisitions within our expected timeframe, and we may lose subservicing business or employees of the acquired business. We may also experience a greater than anticipated loss of business even if the integration process is successful.

Further, prices at which acquisitions can be made fluctuate with market conditions. We have experienced times during which acquisitions could not be made in specific markets at prices we considered acceptable, and we expect that we will experience this condition in the future. In addition, in order to finance an acquisition we may borrow funds, thereby increasing our leverage and diminishing our liquidity, or raise additional capital, which could dilute the interests of our existing shareholders. Also, it is possible that we will expend considerable resources in the pursuit of an acquisition that, ultimately, either does not close or is terminated. For example, if the conditions to closing the Saxon Acquisition have been satisfied or waived and Ocwen does not consummate the Saxon Acquisition because the Third Party Advance Facilities (or other alternative debt financing) do not close, Ocwen would be required to pay the Saxon Sellers a termination payment of $40 million if either Ocwen or the Saxon Sellers elected to terminate the Purchase Agreement in accordance with its terms.

Risks Related to the Company

A downgrade in our servicer ratings could have an adverse effect on our business, financing activities, financial condition and results of operations.

Standard & Poor’s, Moody’s and Fitch rate us as a mortgage servicer. Favorable ratings from the rating agencies are important to the conduct of our loan servicing business. On October 19, 2011, Standard & Poor’s downgraded our residential subprime servicer rating from “strong” to “above average.” While we do not believe that servicer ratings are always an accurate reflection of servicer capabilities, downgrades in servicer ratings can affect the terms of and the ability to finance servicing advances. In addition, some of our pooling and servicing agreements require that the servicer maintain specified servicer ratings. Our failure to maintain favorable or specified ratings may cause our termination as servicer and further impair our ability to consummate future servicing transactions, which could have an adverse effect on our business, financing activities, financial condition and results of operations.

Cautionary note regarding forward-looking statements

This prospectus, including the information we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included or incorporated by reference into this prospectus, including, without limitation, statements regarding our financial position, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These forward-looking statements include declarations regarding our management’s beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “intend,” “consider,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict” or “continue” or the negative of such terms or other comparable terminology. Such statements are not guarantees of future performance as they are subject to certain assumptions, inherent risks and uncertainties in predicting future results. Important factors that could cause actual results to differ materially include, but are not limited to, the following:

•	our sources of liquidity; our ability to fund and recover advances, repay borrowings, and comply with debt covenants; and the adequacy of financial resources;

•	servicing portfolio characteristics, including prepayment speeds, float balances, delinquency and advances rates;

•	our ability to grow or otherwise adapt our business, including the availability of new servicing opportunities and joint ventures;

•	our ability to integrate the systems, procedures and personnel of acquired companies into our company;

•	our ability to reduce our cost structure;

•	our ability to successfully modify delinquent loans, manage foreclosures and sell foreclosed properties;

•	our reserves, valuations, provisions and anticipated realization on assets;

•	our ability to effectively manage our exposure to interest rate changes and foreign exchange fluctuations;

•	our credit and servicer ratings and other actions from various rating agencies;

•	uncertainty related to general economic and market conditions, delinquency rates, home prices and real-estate owned disposition timelines;

•	uncertainty related to the actions of loan owners, including mortgage-backed securities investors, regarding loan putbacks or legal actions;

•

uncertainty related to the processes for judicial and non-judicial foreclosure proceedings, including potential additional costs or delays or moratoria in the future or claims pertaining to past practices;

•	uncertainty related to litigation or dispute resolution and inquiries from government agencies into past servicing and foreclosure practices;

•	uncertainty related to legislation, regulations, regulatory agency actions, government programs and policies, industry initiatives and evolving best servicing practices; and

•	uncertainty related to acquisitions.

Further information on the risks specific to our business is detailed within this prospectus and our other reports and filings with the Commission, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date they are made and should not be relied upon. Ocwen Financial Corporation undertakes no obligation to update or revise forward-looking statements.

For more information on the uncertainty of forward-looking statements, see “Risk Factors” in our most recent Annual Report on Form 10-K and any applicable prospectus supplement.

Use of proceeds

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds that we receive from the sale of our common stock covered by this prospectus for general corporate purposes including acquisitions, capital expenditures, working capital, repayment of indebtedness and any other purposes that we specify in the applicable prospectus supplement.

Description of capital stock

The following description does not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of incorporation and by-laws.

General

Pursuant to our amended and restated articles of incorporation, we are authorized to issue 200 million shares of common stock, par value $0.01 per share, and 20 million shares of preferred stock, par value $0.01 per share. As of September 30, 2011, there were 101,093,217 shares of common stock outstanding and no shares of preferred stock outstanding.

Common stock

Each common share has the same relative rights as, and is identical in all respects with, each other common share. All shares of common stock currently outstanding are fully paid and nonassessable. The common shares represent nonwithdrawable capital and are not subject to call for redemption. The common shares are not an account of an insurable type and are not insured by the Federal Deposit Insurance Corporation or any other governmental authority.

We may pay dividends if, as and when declared by our Board of Directors, subject to compliance with limitations which are imposed by law. The holders of common shares will be entitled to receive and share equally in such dividends as may be declared by our Board of Directors out of funds legally available therefor. If we issue preferred shares, the holders thereof may have a priority over the holders of the common shares with respect to dividends.

The holders of common shares possess exclusive voting rights in Ocwen. They elect our Board of Directors and act on such other matters as are required to be presented to them under applicable law or our amended and restated articles of incorporation or as are otherwise presented to them by our Board of Directors. Each holder of common shares is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If we issue preferred shares, holders of the preferred shares also may possess voting rights.

If we liquidate, dissolve or wind-up, the holders of the then-outstanding common shares would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. If preferred shares are issued, the holders thereof may have a priority over the holders of the common shares in the event of liquidation or dissolution.

Holders of the common shares are not entitled to preemptive rights with respect to any shares which may be issued in the future. Thus, we may sell common shares without first offering them to the then holders of the common shares.

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company. All common shares issued will, when issued, be fully paid and nonassessable.

Preferred stock

Our Board of Directors is authorized, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 20 million shares of preferred stock in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issue of such preferred stock.

Plan of distribution

We may from time to time offer and sell, separately or together, some or all of the shares of common stock covered by this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold.

The shares of common stock covered by this prospectus may be sold from time to time at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices by a variety of methods including the following:

•	on the New York Stock Exchange (including through at the market offerings);

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker-dealers who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through put or call option transactions relating to the shares of common stock;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers on a best efforts basis.

At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

We may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the revised prospectus or prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that we must pay for solicitation of these contracts will be described in a revised prospectus or prospectus supplement.

In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

We may agree to indemnify underwriters, broker-dealers or agents against certain liabilities including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker-dealers or agents may be required to make.

Certain of the underwriters, broker-dealers or agents who may become involved in the sale of the shares of common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

Legal matters

The validity of the issuance of the shares of our common stock described herein will be passed upon by Paul A. Koches, Executive Vice President and General Counsel of the Company.

Experts

The financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from Ocwen Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010 and 2009, and the effectiveness of Ocwen Financial Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Ocwen Financial Corporation for the year ended December 31, 2008 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2010 and December 31, 2009 and for each of the three years in the period ended December 31, 2010 relating to the Litton Loan Servicing Business incorporated in this prospectus by reference to Ocwen Financial Corporation’s Current Report on Form 8-K/A filed on October 4, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2009 and December 31, 2008 and for each of the three years in the period ended December 31, 2009 for HomeEq Servicing incorporated in this prospectus by reference to Ocwen Financial Corporation’s Current Report on Form 8-K/A filed on November 18, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Part II. Information not required in prospectus

Item 14.	Other expenses of issuance and distribution.

The following table sets forth the costs and expenses payable by us in connection with the sale of the common stock being registered hereby. All amounts are estimates except the Commission registration fee.

Item	Amount to be paid

Commission registration fee	$42,975.00
Accounting fees and expenses *	150,000.00
Legal fees and expenses *	50,000.00
Printing fees and expenses *	30,000.00
Listing fees *	9,779.21

Total	$282,754.21

*	Denotes estimated amount

Item 15.	Indemnification of directors and officers.

We were organized under the laws of the State of Florida and are subject to the Florida Business Corporation Act (the “FBCA”). Subject to the procedures and limitations stated therein Section 607.0831 of the FBCA provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director unless (a) the director breached or failed to perform his duties as a director and (b) the director’s breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to a director’s liability for voting in favor of or assenting to an unlawful distribution, are applicable; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property.

Subject to the procedures and limitations stated therein, Section 607.0850(1) of the FBCA empowers a Florida corporation, such as us, to indemnify any person who was or is a party to any proceeding (other than any action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 607.0850(2) of the FBCA also empowers a Florida corporation, such as us, to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Sections 607.0850(1) or 607.0850(2) of the FBCA, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

The indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification of or advancement of expenses to any of its directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, a director, officer, employee or agent is not entitled to indemnification or advancement of expenses if a judgment or other final adjudication establish that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to a director’s liability for voting in favor of or assenting to an unlawful distribution, are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Our Amended and Restated Articles of Incorporation provide that we shall, to the fullest extent permitted by Section 607.0850 of the FBCA, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under Section 607.0850 of the FBCA from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 607.0850 of the FBCA. Further, the indemnification provided for in our Amended and Restated Articles of Incorporation is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

We maintain an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against our directors and officers for a wrongful act for which they may become legally obligated to pay or for which we are required to indemnify our directors and officers.

Item 16.	Exhibits

Exhibit number	Description of exhibit

2.1(1)	Agreement of Merger, dated as of July 25, 1999, among Ocwen Financial Corporation, Ocwen Asset Investment Corp. and Ocwen Acquisition Company.

2.2(2)	Separation Agreement, dated as of August 10, 2009, by and between Ocwen Financial Corporation and Altisource Portfolio Solutions S.A.

3.1(3)	Amended and Restated Articles of Incorporation.

3.2(4)	Amended and Restated Bylaws.

4.1(5)	Form of Certificate of Common Stock.

5.1±	Opinion of Paul A. Koches.

23.1±	Consent of Deloitte & Touche LLP.

23.2±	Consent of PricewaterhouseCoopers LLP.

23.3±	Consent of PricewaterhouseCoopers LLP.

23.4±	Consent of Paul A. Koches (included in Exhibit 5.1).

23.5±	Consent of PricewaterhouseCoopers LLP.

24.1±	Power of Attorney (included on the signature page to this registration statement).

±	Included in this registration statement.

(1)	Incorporated by reference from a similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on July 26, 1999.

(2)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on August 12, 2009.

(3)	Incorporated by reference from the similarly described exhibit filed in connection with the Registrant’s Registration Statement on Form S-1 (File No. 333-5153), as amended, declared effective by the Commission on September 25, 1996.

(4)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on August 1, 2011.

(5)	Incorporated by reference from the similarly described exhibit filed in connection with the Registrant’s Registration Statement on Form S-1 (File No. 333-28889), as amended, declared effective by the Commission on August 6, 1997.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(l)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

(1) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of, and included in, the registration statement; and

(2) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(3) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c) The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d) The undersigned registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, Ocwen Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida on November 9, 2011.

OCWEN FINANCIAL CORPORATION

By:	/s/ Ronald M. Faris
Ronald M. Faris
President
and Chief Executive Officer

Power of attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald M. Faris and John Van Vlack, each or either of them, his true and lawful attorneys-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William C. Erbey William C. Erbey	Executive Chairman of the Board	November 9, 2011

/s/ Ronald M. Faris Ronald M. Faris	Chief Executive Officer and Director (Principal Executive Officer)	November 9, 2011

/s/ Ronald J. Korn Ronald J. Korn	Director	November 9, 2011

/s/ William H. Lacy William H. Lacy	Director	November 9, 2011

Signature	Title	Date

/s/ Barry N. Wish Barry N. Wish	Director	November 9, 2011

/s/ David B. Reiner David B. Reiner	Director	November 9, 2011

/s/ Robert A. Salcetti Robert A. Salcetti	Director	November 9, 2011

/s/ John Van Vlack John Van Vlack	Executive Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer)	November 9, 2011

Index to exhibits

Exhibit number	Description of exhibit

2.1(1)	Agreement of Merger, dated as of July 25, 1999, among Ocwen Financial Corporation, Ocwen Asset Investment Corp. and Ocwen Acquisition Company.

2.2(2)	Separation Agreement, dated as of August 10, 2009, by and between Ocwen Financial Corporation and Altisource Portfolio Solutions S.A.

3.1(3)	Amended and Restated Articles of Incorporation.

3.2(4)	Amended and Restated Bylaws.

4.1(5)	Form of Certificate of Common Stock.

5.1±	Opinion of Paul A. Koches.

23.1±	Consent of Deloitte & Touche LLP.

23.2±	Consent of PricewaterhouseCoopers LLP.

23.3±	Consent of PricewaterhouseCoopers LLP.

23.4±	Consent of Paul A. Koches (included in Exhibit 5.1).

23.5±	Consent of PricewaterhouseCoopers LLP.

24.1±	Power of Attorney (included on the signature page to this registration statement).

±	Included in this registration statement.

(1)	Incorporated by reference from a similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on July 26, 1999.

(2)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on August 12, 2009.

(3)	Incorporated by reference from the similarly described exhibit filed in connection with the Registrant’s Registration Statement on Form S-1 (File No. 333-5153), as amended, declared effective by the Commission on September 25, 1996.

(4)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on August 1, 2011.

(5)	Incorporated by reference from the similarly described exhibit filed in connection with the Registrant’s Registration Statement on Form S-1 (File No. 333-28889), as amended, declared effective by the Commission on August 6, 1997.